Exhibit 99.1
Final Transcript
Conference Call Transcript
THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
Event Date/Time: Jan. 31. 2006 / 1:30PM PT

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
CORPORATE PARTICIPANTS
Cindy Lucchese
Thoratec Corporation — CFO
Keith Grossman
Thoratec Corporation — Director
Gary Burbach
Thoratec Corporation — President & CEO
Jeff Nelson
Thoratec Corporation — President — Cardiovascular Division
Larry Cohen
Thoratec Corporation — President — ITC
CONFERENCE CALL PARTICIPANTS
Jason Mills
First Albany — Analyst
Jayson Bedford
Canaccord Capital — Analyst
Alex Arrow
Lazard Capital Markets — Analyst
Keay Nakae
Unterberg — Analyst
Mimi Pham
HSBC — Analyst
Chris Pasqual (ph)
JPMorgan — Analyst
Mike Duncan
Natexis Bleichroeder — Analyst
PRESENTATION
Operator
Good day, everyone, and welcome to the Thoratec Corporation fourth quarter earnings release conference call. Today’s call is being recorded. At this time for opening remarks, I would like to turn the call over to the CFO of Thoratec, Miss Cindy Lucchese. Please go ahead, ma’am.
Cindy Lucchese — Thoratec Corporation — CFO
Thank you. Good afternoon, everyone. And thank you for joining us today. With us here today are Keith Grossman and Gary Burbach. As many of you know, 2 weeks ago today, we announced that Gary Burbach had been appointed President and Chief Executive Officer of the Company. Gary was also named to our Board of Directors. Keith will continue to be available to the Company during this transition period, and of course, will remain a member of our Board of Directors. Also with us are Jeff Nelson, President of our Cardiovascular Division, and Larry Cohen, President of our ITC Division. Keith will begin with some introductory remarks, and then Gary and I will cover the key operational events and financial results of the quarter.
Before turning the call over to Keith, let me remind you that during the course of this conference call, and the question-and-answer session that follows, we may make projections or other forward-looking statements that are subject to the Safe Harbor provisions of the Securities laws, regarding future events or the financial performance of the Company. We caution you that these statements are only predictions, and that actual

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
results may differ materially. We also alert you to the risk contained in the documents we file with the Securities and Exchange Commission, such as our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake any obligation to update or correct any forward-looking statements. I look forward to reviewing our financial results with you shortly, but will now turn the call over to Keith. Keith?
Keith Grossman — Thoratec Corporation — Director
Thanks, Cindy. Good afternoon, everyone. We have a lot of exciting things to cover today, beginning of course, with Gary’s joining Thoratec as our new CEO. In addition to that, we continue to drive market share penetration in both our VAD and ITC businesses, which resulted in record quarterly revenues, which you probably have seen in our press release today. Another highlight of the quarter was the strong pace of enrollment in our HeartMate II pivotal phase 2 trial, by the way, where the patient experience continues to be very positive. During the quarter, we also announced approval to CE Mark the HeartMate II, and have initiated commercial sales in Europe of that device. We also today announced our financial guidance for 2006, which Cindy will review in much greater detail in just a moment.
While I’m sure most of you saw our announcement on the 17th of this month regarding Gary’s appointment as President and CEO of Thoratec, let me take this opportunity to welcome him to the Company and provide you a brief summary of his background. I know that some of you have spoken with Gary in the past, or even since he’s joined Thoratec in the last couple of weeks. I can tell you that my experience working with Gary, both leading up to and since his announcement a couple of weeks ago, certainly reaffirmed my high level of confidence in our decision to bring him onboard, and my belief that he is an excellent fit for Thoratec. Gary brings a wealth of Med Tech experience to Thoratec. He’s a member of Digirad Corporation’s Board of Directors for the last year and a half. And Gary was asked to serve as President and CEO of Digirad in April of 2005, following an abrupt and somewhat unplanned turnover of senior management there. Digirad is a growing company that provides medical imaging products and services primarily to cardiologists offices, hospitals, and imaging centers. In the following 9 months, Gary did an excellent job of seeing Digirad through this difficult time, including solidifying the company strategy, stabilizing the work force, and recruiting new senior management, to whom he’s recently and successfully turned over the helm, although Gary will remain a member of their Board of Directors.
Now, previously, he was President and CEO of Bacchus Vascular, an interventional peripheral vascular device company. Before that, he spent 7 years with Philips Nuclear Medicine, beginning with 4 years at ADAC Laboratories, where he served as President and General Manager of their flagship nuclear medicine division. After Philips electronics acquired ADAC, he spent the next 3 years as CEO of Philips Nuclear Medicine, at that time a roughly $500 million business unit. Gary’s earlier experience includes a solid and impressive foundation as well, including engineering and graduate business degrees at Stanford and Harvard, respectively, as well as 6 years as a business strategy consultant with McKenzie, primarily, by the way, in their healthcare practice. He brings extensive experience in a number of areas, including operations, corporate strategy and importantly, market development. These experiences will be particularly valuable to us, as we pursue our next stage of growth.
Now, before I turn the call over to Gary, and of course Cindy, let me express my appreciation to Thoratec’s employees, to our many dedicated customers, and to our fine Board of Directors. I am excessively proud of what we’ve been able to accomplish together over these last 10 years. But there are a few things that really stand out to me. The lives of what have been thousands of patients saved and extended by the products that we make here. The talented and dedicated team of managers and employees who have made their professional home here, and who are making their home here in increasing numbers. And of course, the creation of value for our shareholders. From a market valuation at 1 point under $100 million less than 10 years ago, to more than 12 times that today. And finally, the smooth transition to a successor as talented and capable as Gary, at a time when the outlook for the Company is, I think as bright or brighter than it has ever been. And I’m personally thrilled that the next chapter in my professional life will continue to include my role as a Thoratec Board Member. And I’m looking forward to being part of the many great things that very obviously lie ahead for Thoratec. Gary?
Gary Burbach — Thoratec Corporation — President & CEO
Thank you, Keith, for your very kind words. And good afternoon, everyone. I’ve had the opportunity to talk with some of you, and look forward to meeting with many of you in the near future. As indicated in today’s press release, Thoratec ended 2005 in strong fashion, continuing our track record of solid revenue growth. Revenues were $54.8 million, a 13% increase over revenues of $48.3 million in the fourth quarter of last year. I would note that total revenues for 2005 were nearly $202 million, which exceeds the upper range of our guidance provided for the year, and represents a 17% increase over 2004. Cardiovascular division revenues increased 11% in the quarter, and 22% year over year, including a 19% growth in VAD product sales for the year. ITC also had a nice finish to the year with an 18% increase in quarterly sales versus a year ago, ending 2005 with a 10% increase in annual revenues. Our non-GAAP net income for the quarter was $8.9 million, or $0.16 per diluted share, versus $6 million or $0.12 per diluted share in the fourth quarter a year ago. Cindy will discuss our financial results in more detail, as well as 2006 guidance shortly.

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
We remain quite pleased with the pace of patient enrollment in our pivotal phase 2 trial for the HeartMate II. In fact, it is exceeding that of any of our historical trial experience. As we announced today, we had enrolled 159 patients in the phase 2 trial as of January 26th, including 82 in the Bridge arm and 77 Destination Therapy patients. This means we’ve increased patient enrollment by 57 from the 102 patients we announced in our last conference call. I’ll speak to this trial in more detail shortly.
Before doing so, I want to speak briefly to our current VAD activity. The trends continue to be quite favorable, reflecting the growth drivers we’ve discussed with you in the past, as we are seeing greater acceptance of VAD technology among clinicians. The improving patient outcomes are certainly a key component of this trend. It is becoming increasingly clear to the medical community that the REMATCH clinical trial data, while important, is now quite dated. A result of device improvements and enhanced patient selection and management practices. Helping to further that awareness is some of the recent data presented at forums, such as the Heart Failure Society and American Heart Association meetings that occurred late last year. What this data clearly shows is that survival rates for long-term support patients, particularly at 2 years, are meaningfully higher than those of the REMATCH patients. In fact, a study presented at the AHA Scientific Sessions in November, demonstrated the impact of patient selection factors on survival for patients implanted with an XVE, and concluded that better patient selection and education regarding established advanced practice guidelines, as well as appropriate timing of device implantation, is critical to successful outcomes.
In addition, we believe the new guidelines released in November by the American College of Cardiology and American Heart Association that recommend that VADs be considered as a viable treatment option for the most severe end-stage heart failure patients, lend important credibility for these devices. And last but certainly not least, we believe that advancements in the technology, including our implantable VAD, or IVAD, the growing enthusiasm about the HeartMate II clinical experience, and the ability to discharge patients to their homes are helping to fuel acceptance of VADs as an important therapy option.
We sold 462 pumps in the fourth quarter. This compares to 427 pumps sold in the fourth quarter a year ago, and with 420 pumps sold in the third quarter of 2005. In addition to unit growth, our revenues were positively impacted by product mix, including sales of the IVAD and HeartMate II. For the full year 2005, we sold 1,725 pumps, a 17% increase over the 1,476 pumps sold in 2004. As a reminder, we indicated last quarter that we would no longer provide a specific breakout for voluntarily reported destination therapy implant activity, as we felt this was not a meaningful metric, given the blurring issue we have mentioned over the past several quarters. And while we do not provide specific pump sales by device types, we want to provide you a feel for the overall trends in our VAD business. During 2005, sales of the IVAD were very solid, of course, due to the launch of the product and having a full year of commercial sales for that device. We did see some cannibalization of our PVAD from the IVAD as we expected, although PVAD activity was stronger than we anticipated throughout the year.
Sales of our HeartMate line grew, as well, with much of that growth affected by the activity around the HeartMate II phase 2 trial. While we’re encouraged by the HeartMate activity driven directly by the clinical trial, we also believe the general optimism generated by the trial is indirectly having a positive impact on the VAD market. From a geographical perspective, we had growth in both North America and Europe, with growth slightly higher in North America. Again, reflecting in some part, the introduction of the IVAD and sales of the HeartMate II for the phase 2 trial. Internationally, we saw some initial benefit from the launch of the HeartMate II in Europe following approval in November to CE Mark the device. However, we want to be sure that you understand that this will continue to be a very measured roll-out.
Our strategy is to ensure that we experience good outcomes with the device, which is why we are focusing on a staged roll-out based on centers training and expertise. Consequently, we would urge you to be conservative in your thinking about the impact of this approval on our European revenues during 2006. With that said, this was an important milestone, as it represents the first rigorous regulatory assessment of the HeartMate II, and provides further validation for its performance and the very positive phase 1 clinical trial experience. As a reminder, the patients enrolled in the pilot study population upon which this approval was granted, accounted for more than 7,900 delays days of cumulative support, ranging from 1 day to 717 days.
Turning to the HeartMate II U.S. trial, we have now enrolled 159 patients in the pivotal trial as of last Thursday. This is an increase of 57 patients from the 102 total phase 2 trial enrollment a quarter ago, and compares to an increase of 53 patients enrolled in the third quarter versus the second quarter. The cumulative pivotal phase 2 enrollment includes 82 patients in the bridge to transplant arm and 77 destination therapy patients. We have now had more than 200 total patients enrolled in the worldwide clinical trial experience for the HeartMate II. In addition, as we announced a couple of weeks ago, we have received approval to expand the number of centers participating in the bridge arm of the trial to 40 from the current 25, and expect the first of these new centers to have IRB approval later this quarter.
As a reminder, the protocol for the bridge arm of the phase 2 trial calls for 133 patients in total, all implanted with the device, with the primary end point being the rate of survival to either transplantation or 180 days of support. Keep in mind that it will take several weeks to analyze the data and create our submission once patients have reached the trial’s end point. As we have indicated recently, we are evaluating the potential for including in the submission, some portion of approximately 40 phase 1 bridge patients toward this 133 patient requirement, and are likely to seek

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
permission from the FDA to do so, if we find the data is comparable to that of the phase 2 patients. We continue to believe that we’re on track for an FDA approval for the bridge indication in the first quarter of 2007. In the meantime, we have indicated that we plan to file a continued access protocol submission with the FDA, that if approved, would allow a certain number of bridge to transplant patients to continue to receive the device, once enrollment in the bridge arm is completed. Keep in mind that once the FDA approves this cap submission, all of our centers will be required to obtain new IRB approvals before they can resume implanting patients for bridge to transplantation.
The destination therapy arm of the phase 2 trial calls for the enrollment of 200 total patients, with randomization of the HeartMate II to our HeartMate XVE on a 2 to 1 basis, respectively. This arm provides for a 2 year composite end point, which includes patient survival, rate of neurological events, and device reliability. We want to remind you that not all of the destination therapy arm patients in our reported enrollment update will count toward the 200 total. 31 of the 77 patients enrolled are in nonrandomized portions of the trial, because they include patients who were transitioned to a HeartMate II directly from another one of our devices, or are in a small patient cohort that cannot be randomized to the larger HeartMate XVE. Obviously the ability of the HeartMate II to be implanted in these smaller patients is an important benefit of the device. We are precluded from providing any specifics on the phase 2 patient experience, but we are very pleased with the outcomes to date. Our regulatory staff has conducted a routine preliminary review of the data, and the outcomes and major adverse events from phase 2 patients appear to be comparable to those of the phase 1 patients. We believe the pace of enrollment, and the patient experience to date, speak to the performance of the device, as well as the depth of our clinical trial experience.
Another positive development for the HeartMate II during the quarter was the first major presentation of data from the phase 1 trial, that occurred at the AHA meeting in November. Presented by Dr. Robert Kormos from the University of Pittsburgh Medical Center, the data demonstrated encouraging results in terms of both patient survival, and quality of life. The multicenter data covered 34 patients with a median duration of support of 160 days, with support ranging from 6 to 562 days, or more than a year and a half. The data showed that there were no device-related deaths, no pump failures, and only 2 driveline infections. Of the 14 patients who were supported for more than 3 months, 43% improved 3 New York Heart Association functional classes, and another 43% improved 1 to 2 functional classes. In addition, three-quarters of the patients could exceed pre-implant walking distances after being supported by the device for 3 months. The study also noted a low rate of pump-related infections, and that the device is suitable for a broader range of body sizes than the XVE. We believe that the data demonstrates the promising outcomes for both patient survival and quality of life that are possible to achieve with the HeartMate II and its ability to restore hemodynamic function in advance stage heart failure patients.
With respect to the 46 total patients implanted in phase 1, 11 are still being supported by the device. Of these 10 — of these, 10 patients have been supported for a year or more. 19 of the phase 1 patients have been transplanted, 1 patient has been explanted in a recovery protocol, and 15 have died, all for reasons unrelated to the device. I should note that overall, adverse event rate frequencies among phase 1 patients are better than, or comparable to what we have seen in other VAD clinical studies.
Turning to ITC, we had a very solid quarter, with sales growth of 18% over the same quarter a year ago. Sales in the quarter this year were impacted by a major IRMA TRUpoint sale in China from which ITC realized approximately $1.5 million in revenues. This order which has been in development for some time, all shipped during the fourth quarter, although we initially thought that it would ship over 2 or more quarters. We are encouraged by future opportunities in the China market and Asia overall. We also continue to see solid growth in other international markets, such as Europe. By the way, sales at ITC for the year increased 10% over last year, consistent with our most recent guidance.
Other highlights of the quarter at ITC were a 39% increase in ProTime sales versus the fourth quarter a year ago. This included sales to a major pharmaceutical company that will be using the ProTime device as part of a clinical trial. ITC also benefited from the formal launch during the quarter of the HEMOCHRON Signature Elite, which offers advanced quality control and security features at the point of care. The skin incision device business continues to be impacted by competitive activity. Although we believe of some the new distribution strategies we discussed in our last call will contribute to growth during the current year.
While Cindy will also speak to this topic during her discussion of guidance, I did want to mention that we have now closed escrow on our purchase of a 60,000 square foot facility, immediately adjacent to our current manufacturing building in Pleasanton, California. The final purchase price was $13.3 million. As a reminder, our plan is to house Thoratec’s corporate and cardiovascular headquarters in that facility, freeing up space in our current headquarters facility for expanded VAD manufacturing operations in the future. We expect to begin this process over the next couple of months, and believe it will not only enhance our operating efficiency, but also provide the capacity for future growth. I should also note that ITC has started the relocation of several groups, including sales, marketing, R&D, technical support and clinical and regulatory,into a newly-leased facility that will provide them additional manufacturing capacity at its other existing facilities. This process is expected to be completed by the end of this quarter. I’ll now ask Cindy to review our financial results. Cindy?
Cindy Lucchese — Thoratec Corporation — CFO

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
Thank you, Gary. Thoratec had revenues of 54.8 million, a 13% increase over revenues of 48.3 million in the same quarter a year ago. Cardiovascular division sales were 33.7 million versus 30.5 million in the same quarter a year ago, and include 31.7 million for VAD and 2 million for graft. Sales at ITC were 21.1 million versus 17.8 million a year ago. For all of ‘05, Thoratec had revenues of 201.7 million, a 17% increase over sales of 172.3 million a year ago, and slightly ahead of the top range of our most recent guidance for 2005 revenue. Non-GAAP net income for the quarter was 8.9 million or $0.16 per diluted share, versus non-GAAP net income of 6 million or $0.12 per diluted share a year ago. The Company’s total diluted share count in the fourth quarter of 2005, include approximately 7.3 million shares underlying its convertible notes, as they were dilutive for the quarter. This impacted non-GAAP net income per diluted share by $0.01. In addition, the share count was impacted by option exercises and inclusion of in the money options, which also impacted non-GAAP net income per diluted share by $0.01.
As a reminder, non-GAAP net income is a descriptor we began using in the first quarter of 2005. It is the same metric as taxed cash earnings, and does not reflect any change in how we calculate the number or the impact of previously reported results. Non-GAAP net income excludes, as applicable, amortization of intangibles, in process R&D, impairment of intangibles, certain litigation, restructuring, CEO transition expenses, share-based compensation, and other — and unusual or nonrecurring costs, and takes into account the tax effect of these adjustments.
Operating expenses for the quarter, excluding amortization of purchased intangibles and certain litigation expenses, were 25.7 million versus 21.4 million in the same quarter last year. Expenses in the fourth quarter of this year include CEO transition-related expenses of $2 million. As we indicated in our last call, these expenses include amounts for senior executive retention, estimated contract payouts, equity vesting accelerations and recruiting, and are being expensed over several quarters. The balance of the increase in operating expenses is driven by increased regulatory expense for our HeartMate II clinical trial, as well as investments in sales and marketing to further our market development efforts. A reconciliation of our non-GAAP net income to GAAP earnings is available in our press release, furnished on Form 8-K and on our website.
On a GAAP basis, the Company reported net income of 4.5 million or $0.08 per diluted share, versus 2.5 million or $0.05 per diluted share in the fourth quarter a year ago. On a pretax basis, our GAAP net income was 5.2 million or $0.10 per diluted share in the fourth quarter of ‘05, versus 3 million or $0.06 per diluted share in the same period a year ago. For the year 2005, our non-GAAP net income was 24.3 million a more than 75% increase over non-GAAP net income of 13.6 million in 2004. On a per diluted share basis, non-GAAP net income was $0.48 in ‘05, compared with $0.26 a year ago. And on a GAAP basis, net income more than tripled to 13.2 million or $0.26 per diluted share in 2005, versus 3.6 million or $0.07 per diluted share a year ago. Gross margin for the quarter was 61.1%, which compares with gross margin of 57.7% in the same quarter last year, and 61.9% in the prior quarter. For all of 2005, we have achieved a gross margin of 61.1% versus 58.1% for all of 2004.
Turning to the balance sheet, we ended 2005 with cash and short-term investments available for sale of 211 million. This represents a $65 million increase over our balance at the end of ‘04, and compares to 184 million at the end of the third quarter of 2005. As reminder, this balance does not include the majority of the outlay for the new facility. That purchase was closed in early January of this year and again, the purchase price was 13.3 million. We have not engaged in any share repurchase activity since early in the first quarter of ‘05, and continue to have approximately 5 million left in the share repurchase program authorized by our Board. Net cash flow from operations was in excess of 36 million in 2005.
Turning to guidance for ‘06, we’re providing the following metrics. We’re estimating our total revenues in 2006 will range between 217 and 225 million. We expect our revenues from our Cardiovascular division to grow in the range of 7% to 13%, and revenues at ITC to grow in the range of 6% to 9%. Keep in mind that the 2005 comparison for ITC includes the IRMA sale in China we mentioned earlier today. For our Cardiovascular division, 2005 is a difficult comparison year, as several events that drove sales will not occur in 2006. These include the IVAD launch and payments related to our renegotiation with Bard on the Vectra. Finally, foreign exchange rates, which provided a slight benefit during ‘05, are projected to negatively impact sales during ‘06. If you exclude these events, our Cardiovascular division revenues would be growing 12% to 19% over 2005, based on our 2006 guidance.
From a quarterly standpoint, first quarter ‘06 will face a particularly difficult comparison with the prior year, as we benefited from IVAD launch activity in that quarter of 2005. At the same time, we had — we are growing increasingly optimistic about the prospects for the HeartMate II and its impact on our business. However, given the regulatory review process in the U.S., we do not expect to see a significant impact upon revenue growth until our bridge launch, which is not expected until the first quarter of 2007. We are expecting gross margin for the year to be between 61 and 62%, before the impact of FAS 123. We are anticipating total cost related to FAS 123 will be in the range of 13.5 to $14.5 million, or approximately $0.16 to $0.17 on a per share basis. Now keep in mind that 2006 costs will include the unusual impact relating to providing options for our new CEO. Some of this noncash expense will be reflected in our cost of goods sold, and this will impact gross margin by approximately 130 basis points.
In terms of 2006 for non-GAAP net income, before taxes, we’re estimating a range of 34 to $37 million. For non-GAAP net income for all of ‘06 including taxes, we’re expecting 22 to 24 million, or $0.40 to $0.44 per diluted share. We want to reiterate that there are 3 major factors impacting

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
our outlook for bottom line performance in 2006. The first is our tax rate, which we are estimating will be 35% for the year, versus 27% in ‘05. The second factor is share count, which we project at 55 million, versus 51 million in 2005. These 2 factors alone account for an impact on our non-GAAP net income of approximately $0.09 per share. The final element is our increased spending. As we invest in the infrastructure of the Company to lay the foundation for what we feel will be an exciting opportunity to put the HeartMate II in ‘07, that I referenced a moment ago.
Non-GAAP income, or loss before taxes, excludes as applicable, amortization of intangibles, in process R&D, impairment of intangibles, certain litigation, restructuring and CEO transition expenses, and other unusual or nonrecurring costs, and also excludes share-based compensation expense under FAS 123R, and changes in the value of the Make Whole Provision for our convertible notes. In each case, adjusted by the amount of additional taxes payable or tax benefit that the Company would accrue, if it used non-GAAP results instead of GAAP results to calculate the Company’s liability. We expect GAAP net income for all of ‘06 to be in the range of 4.5 to 6.5 million or $0.08 to $0.12 per diluted share.
We are also anticipating an additional $1 million in costs related to the CEO transition, the majority of which will be expensed in the first quarter. Again, these costs consist primarily of contractual payments to our former CEO, and retention bonuses for key executives. As a reminder, neither the CEO transition expenses, nor the FAS 123R expenses will be included in our non-GAAP net income number. In addition, we expect to incur approximately 30 million in capital expenditures during 2006. This represents a $21 million increase over 2005. The majority of these costs will relate to our facility expansion program in Pleasanton. In addition, we anticipate depreciation will be approximately 8.6 million versus 6.6 million in 2005. I’m sure you’ll have questions on this, and we’ll be happy to answer them during the Q&A session.
Before I turn the call back to Gary for some closing remarks, let me mention that we’ll be appearing at the Lehman Brothers Healthcare Conference in early March. Gary?
Gary Burbach — Thoratec Corporation — President & CEO
Before we open the call to your questions, I just want to say how delighted I am to be at Thoratec. As I indicated in the news release 2 weeks ago, I think Keith and the team here have done a terrific job of building a strong Company that’s not only doing well now, but is also poised for significant growth in the future. With its current offering of VADs, the broadest product line in the sector, and its strong presence in the point of care diagnostic business through ITC, Thoratec has a great market position. And with the very encouraging trial experience to date for the HeartMate II, it is clear that Thoratec has the lead in the development of next generation of cardiac assist technology. The Company is also well-positioned financially, as been discussed during today’s call. But even in my short time here, it’s become clear that there’s much more to Thoratec than its industry-leading products and technology, and financial resources.
The Company is blessed with a very strong management team and a group of highly-dedicated and enthusiastic employees. As I’ve gotten to know people here over the past 2 weeks, I’ve been impressed by not only their capabilities, but also their commitment to the Company and the vision of providing an effective therapy for end stage congestive heart failure patients. This is a real tribute to Keith and the Board of Directors. In particular, what has occurred here during the past several months following the announcement regarding Keith’s personal plans, the transition process here wasn’t necessarily a typical one. But I think the results of the past few months demonstrate that it was the best course for the Company, and I’m certainly pleased to have been a part of it. I’m looking forward to the opportunities here, and feel that my experience, particularly in the areas of corporate strategy and market development, will be of value as Thoratec looks to expand its market presence.
Looking forward to 2006, a couple of things should be apparent to you, based on the financial guidance we’ve provided. While we will continue to drive growth in both our VAD and diagnostic businesses, our forecast for VAD revenue growth in 2006 is slightly more moderate than last year, due to constraints in HeartMate II growth, as it remains in clinical trials, and the lack of a new product introduction as was the case with the IVAD in 2005. However, the excitement in this organization about the HeartMate II and its potential to drive growth in 2007 and beyond, has persuaded us that increased investments in U.S. sales and marketing, and long-term manufacturing capacity are necessary if we’re to be prepared for a very promising future.
Key elements to continuing to create growth in VAD implant activity during 2006 will include expanding our investment in our heart failure therapy sales force to drive cardiologists’ education, and to facilitate the referral process. In addition, we will provide increased clinical support to surgeons, particularly to continue educating clinicians on best practices that result in improved clinical outcomes. Other initiatives will include the measured roll-out of the HeartMate II in Europe and the expansion of the HeartMate II phase 2 trial to 40 centers. Moving the HeartMate II forward is clearly the most important strategic opportunity facing Thoratec. The first step in this process is our expected completion of enrollment in the bridge arm of the phase 2 pivotal trial, followed by a PMA submission for approval to the FDA. Secondly, we look to build upon our strong pace of enrollment in the destination therapy arm, by expanding the number of centers to 40, and by involving our expanded heart failure

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
specialist team to assist centers in growing patient referrals. Simultaneous with these trial activities, we will also be actively preparing for the launch of HeartMate II in 2007.
More broadly, I look forward to working with Jeff and Larry and their teams over the coming weeks and months, to gain a deeper understanding, operationally and strategically, of our cardiovascular and point of care diagnostics businesses. From that basis, we will assess our strategic plans for each of the businesses, and for Thoratec overall, as well as ensure that we have all of the necessary tactics in place to realize our near-term opportunities. I look forward to discussing our progress on all of these fronts with you over the course of 2006. Again, thank you for your time and interest today. Operator, we’ll now open the call to questions.
QUESTION AND ANSWER
Operator
Thank you, Mr. Burbach. [OPERATOR INSTRUCTIONS] Jason Mills, First Albany.
Jason Mills — First Albany — Analyst
Great, thanks, guys. Can you hear me ok?
Gary Burbach — Thoratec Corporation — President & CEO
Yes.
Jason Mills — First Albany — Analyst
Great. Welcome aboard, Gary.
Gary Burbach — Thoratec Corporation — President & CEO
Thank you very much.
Jason Mills — First Albany — Analyst
First off, just with respect to guidance, very, very clear and thank you for all of the details with respect to 2006 guidance. But was hoping maybe we could push you a little bit, Cindy, on the first quarter guidance. Completely understand what you’re saying with respect to it being a particularly difficult comp, all you have to do is look at the model for last year, and how you performed last year to see that. But maybe to help us frame that a little bit. Could you give us a little bit more color on the first quarter itself?
Cindy Lucchese — Thoratec Corporation — CFO
Well, you know Jason, I would love to do that, but that would be rather difficult to do. I think the key reason is the great experience we with our IVAD product in Q1 of ‘05. And again, we’re just saying, while we’re optimistic about what is going to go on in ‘06, that was really a big quarter. Very hard for us to compare to, or at least exceed in terms of double-digit kinds of sales.
Jason Mills — First Albany — Analyst
Sure. So, would you expect then — you’ve given the guidance for total VADs for the year, and the cardio division for the year. Would you expect the first quarter to sort of exist on the lower end of that range, and then trend up as the year moves forward, and as the comps get a little easier?

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
Cindy Lucchese — Thoratec Corporation — CFO
I think really the point we were trying to make, was just remember that Q1 of ‘05 was a tough quarter, and rather than go into specific guidance quarter by quarter for the year, which, as you know, we much prefer to just give annual guidance. We just wanted to give you an idea that that’s going to be a little bit tougher comparable.
Jason Mills — First Albany — Analyst
Ok. Fair enough. And then with respect, Gary, you touched on it a bit. But with respect to your 2006 spending plans, maybe could you provide a bit more color with respect to quantitatively giving us an idea of your expectation for increasing the sales force? I believe you had gotten to 5 or 6 referral physician-type reps in the last year. Sort of what your plans are for that in 2006 to prepare yourself for HeartMate II launch in the beginning of 2007, and sort of how you’re thinking broadly about the need to increase your channel strength, or just kind of giving us a few little bit more color there. And I have 1 more follow-up.
Gary Burbach — Thoratec Corporation — President & CEO
Okay. Yes, that’s that’s correct, that previously, we had had 5 people in this heart failure specialty sales organization that was initiated last year. We’re looking here in the near term, to increase that by an additional 5 sales representatives that again, are focused on that outreach to cardiologists, education, development of patient referral process. And that based on a very positive experience to date qualitatively and quantitatively, in terms of that initial pilot group of sales people.
Jason Mills — First Albany — Analyst
So, that will go to 10 throughout the year? So when you — when you launch the HeartMate II in the beginning of ‘07, you’re comfortable with it being somewhere in the low teens range, and moving — maybe moving up from there in ‘07?
Gary Burbach — Thoratec Corporation — President & CEO
Well, as I said, we’re definitely looking to move to 10 here in the near future. And then as that develops, we’ll make those decisions as we move through the year, as to additional potential investment, leading up to that launch. But there aren’t any specific numbers that are set beyond this investment of 5 that we’re currently making.
Jason Mills — First Albany — Analyst
Okay. And 1 last follow-up. Just wanted to get clarity on the bridge to transplantation submission for HeartMate II. You’ve given good detail on where you are with the enrollment there. Clearly, to complete enrollment right now, you would need the 40 to 50 phase 1 patients. Could you walk us through when you’ll find out from the FDA whether that’s allowable. And when will we see a press release or something that suggests, okay, we’ve finished the enrollment based on this approval or this allowance, and we’re starting to follow a period of time, and we can kind of then model out the regulatory path from there. How would that play out?
Gary Burbach — Thoratec Corporation — President & CEO
I’m going to let Jeff provide a little more detail there.
Jason Mills — First Albany — Analyst
Hey, Jeff.
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
Hey, Jason. The analysis of whether we can include the pilot patients versus the pivotal patients is really a retrospective analysis. Once we’ve got the sufficient number of pivotal patients enrolled, and then comparing to make sure those other ones are comparable. And we don’t expect to comment on the details of the submission prior to submitting to the FDA itself. Because in addition to that factor, there is a number of things that are fluid as we get toward the end of the trial that affects those dates. What I can tell you is, we still expect to submit at the midpoint of the year, and still expect a Q1 of 2007 approval. And to get to that point, it would probably require us to use some portion of those pilot patients.
Jason Mills — First Albany — Analyst
Okay. So, just to be clear, and then I’ll hop back in queue, you will enroll the full 133 or thereabouts, I think the number is correct, as defined by the pivotal trial on the bridge to transplant arm. And you may — you may be able to include the phase 1 patients, which would therefore limit the amount of patients you need the requisite follow-up for, and therefore be able to get you to that first quarter of ‘07 approval time line?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
Right. We’ll definitely enroll 133 patients. Once again, we can make the analysis. We’ll submit it to the FDA. It will be their decision on whether that’s allowable.
Jason Mills — First Albany — Analyst
Yes.
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
So, we’ll make that analysis and make that determination. In the meantime, really where you would get the benefit is in the follow-up time. As you know, the end point of the trial is transplant or 180 days. And so the sooner that we reach those end points, the sooner we’ll be able to submit.
Jason Mills — First Albany — Analyst
Okay. Thank you very much, guys.
Operator
Jayson Bedford, Canaccord Adam (sic).
Jayson Bedford — Canaccord Capital — Analyst
Hi, good afternoon. I just have a few quick questions for you. First on the non-HeartMate product mix. It didn’t look like there was much of a mix shift in this quarter. Can you comment on PVAD versus IVAD revenue? Is PVAD, are you selling more of those than IVAD right now? Or at least in the fourth quarter?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
We typically don’t get into trying to break down our product mix, from quarter to quarter. I would say that we — over the course of 2005, had a strong introduction of the IVAD, including initial orders from customers. We did see a stronger impact of the PVAD than we expected. But we were on expectation with IVAD, as well.
Jayson Bedford — Canaccord Capital — Analyst

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
Okay. Do you see any change in the fourth quarter with respect to cannibalization of PVAD?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
We expect that over time, we’ll continue to see cannibalization of the IVAD into the PVAD at some level. But not to the level you saw, as far as ratio of implants that we saw in the first half of the year. Primarily due to customers buying their initial order of IVADs.
Jayson Bedford — Canaccord Capital — Analyst
Okay. Is there any way you can quantify the number of centers that are using in the IVAD right now? And is this kind of maxed out, or are you still going into new centers with this product?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
We’ll still be going into some new centers for the product. But the bulk of the market has a sizable majority of the customers that we expect to get the IVAD. Once again, the IVAD is not going to be for every customer, but the majority of those that we feel are IVAD-type accounts did purchase in 2005.
Jayson Bedford — Canaccord Capital — Analyst
Okay. And then just jumping over to the continued access protocol. Are there any restrictions on the cap, in terms of number of implants a center can perform?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
That’s — the cap is something that we would go to the FDA. You know, request certain allowances. And so that process will evolve over time. There aren’t any kind of preset numbers, but certainly, our objective would be to enable those centers to continue to enroll patients, continue to generate useful clinical data, up to the point that the device is actually cleared by the FDA.
Jayson Bedford — Canaccord Capital — Analyst
Okay. And just looking at that, in terms of potential disruption, what’s the turnaround time in terms of receiving the cap, and then getting IRB approval on — at those 40 centers?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
We expect that to be shorter than the initial IRB, to go into a new trial. That’s going to vary pretty dramatically from center to center, depending on the processes they go through at each place. It can be weeks in some centers, and months in others. We expect it to have an impact in Q2, as far as our slowing in the number of bridge patients, and then balance out after that.
Jayson Bedford — Canaccord Capital — Analyst
Okay, great. And then just lastly, given the step up in reimbursement related to VAD supplies and the good data from HeartMate II, are there any plans in ‘06 for a price increase?
Gary Burbach — Thoratec Corporation — President & CEO

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
That’s not something that we’ve typically kind of discussed pricing changes. So, I think that’s something that we’ll look at, kind of as part of our ongoing planning activities, to determine what the right pricing is, considering reimbursement levels, kind of other factors that are driving customers purchasing decisions.
Jayson Bedford — Canaccord Capital — Analyst
Okay. And then just — I guess, lastly on that. If I look at the revenue growth of 17 to 13% growth, is that — that’s on a unit basis, correct? That doesn’t assume any type of price increase.
Cindy Lucchese — Thoratec Corporation — CFO
No, the 7 to 13% growth, Jayson, that’s on a revenue basis. So that would include everything.
Jayson Bedford — Canaccord Capital — Analyst
Oh, okay. Thank you. I’ll get back in queue.
Operator
Alex Arrow, Lazard Capital Markets.
Alex Arrow — Lazard Capital Markets — Analyst
Thank you, good afternoon. If I could start with the HeartMate II trial timing. I understand the first quarter ‘07 is still the launch projection. The addition of the 15 centers in the bridge arm of the study, seems to me that that would stretch out the timing a bit, given that you’ve got to wait until either transplant or 180 days. Could you describe how is it the launch date is still the same, even with the addition of those 15 centers?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
The addition of the centers really isn’t a — you don’t need to get to every center enrolling a patient, to get to the end point of the trial. It really comes down to the number of patients, regardless of how many centers are enrolling those patients into the trial. So, it is really patient specific, not center specific. We expanded that to make sure that anybody who wanted to gain experience with a HeartMate II could gain experience in the trial. It will obviously benefit those centers going on and doing destination therapy in the trial to have the ability to address as many patients as possible in the short term.
Alex Arrow — Lazard Capital Markets — Analyst
Okay. So, if you hit the total number and some of those 15 centers haven’t yet contributed a patient, that doesn’t mean they’re going to stop. They could keep going and that could still be more revenue, since you’re still getting revenue for the trial. Is that correct?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
Yes, they would be participating in the cap portion of the trial.
Alex Arrow — Lazard Capital Markets — Analyst
Okay. Thanks.
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
And would still be doing destination therapy.
Alex Arrow — Lazard Capital Markets — Analyst
Okay. Thanks. On the 2006 guidance that Cindy gave, can you tell us, does that include assumptions for your competitors clinical trials? What assumptions have you made in that 2006 guidance for VAD sales, as far as what your sales will be to your competitors clinical trials?
Cindy Lucchese — Thoratec Corporation — CFO
Well, what I would say, Alex is, of course we consider a lot of factors as we look at what we think our revenues are going to be, and certainly what our competitors are going to do is a part of that.
Alex Arrow — Lazard Capital Markets — Analyst
Okay. So, are you — is it safe to say you’re assuming that there is some contribution from competitor’s trials?
Cindy Lucchese — Thoratec Corporation — CFO
I think you’re always wise to respect your competitors and assume there will be some activity there. So certainly, we thought it through. But I do think you realize we’re in a little bit different kind of space than many other industries. We don’t have a lot of competitors at the moment, but there is a lot who are looking at starting their trials and we took that appropriately into account.
Alex Arrow — Lazard Capital Markets — Analyst
Okay, but I mean respecting your competitors, yes. But respecting them meaning that you anticipate they will be starting up their trials again, and therefore contributing to your revenue? Or respecting them in terms of, they’ll eventually get there, but maybe not in ‘06.
Gary Burbach — Thoratec Corporation — President & CEO
Well, certainly we’re assuming that they will make some progress in ‘06. So, yes, that has been considered in our plan.
Alex Arrow — Lazard Capital Markets — Analyst
Okay. All right. Thanks. If I could ask about the ProTime in the ITC division. You mentioned there was a benefit to a major pharmaceutical company. Anything more specific you can tell us about that? And if you can’t tell us who the pharmaceutical company is, can you tell us conceptually what that is all about? And if it could occur, or if it wouldn’t occur, why?
Gary Burbach — Thoratec Corporation — President & CEO
Larry, do you want to answer that?
Larry Cohen — Thoratec Corporation — President — ITC
Sure. Hi, Alex. You know, Alex, this is not the first time this has occurred. We’ve had orders from pharmaceutical companies before this one, and you’re right, I can’t mention the name of the company. They’re embarking on testing a new drug. I’m not sure even what phase it is in. But they’ve bought quite a few ProTimes to embark on that trial. And it is throughout the world, mainly here and in Europe.
Alex Arrow — Lazard Capital Markets — Analyst

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
Okay. And you were nice enough to give us the 1.5 million benefit to the China sale. Can you give us any kind of quantitative amount that was how much went to the pharmaceutical company?
Larry Cohen — Thoratec Corporation — President — ITC
I really can’t.
Alex Arrow — Lazard Capital Markets — Analyst
Okay. All right. And then last question, just on the — again, on the guidance. You mentioned the contractual payments to Keith. Anything you can give us on that, on how much of that — how much of the 1 million is that, versus the CEO transition expense that we can model in?
Cindy Lucchese — Thoratec Corporation — CFO
The CEO transition expense includes a lot of different things, including payments to Keith, as well as potential payments for other folks to stay around, incentive payments and so on. So, the whole amount is going to be about $2 million in ‘05, and then about another $1.8 million or so in ‘06.
Alex Arrow — Lazard Capital Markets — Analyst
$2 million. So, the quarter you’ve just now reported contains 2 million in expense already. Did I understand that correctly?
Cindy Lucchese — Thoratec Corporation — CFO
I’m sorry. Alex, could you repeat that please?
Alex Arrow — Lazard Capital Markets — Analyst
I’m sorry. You said 2 million in ‘05, so the quarter you just reported included 2 million worth of transition expense?
Cindy Lucchese — Thoratec Corporation — CFO
Yes. The quarter we just reported had the transition — the CEO transition expense in it. And we think there will be about 1 million more in ‘06, with the vast majority of that coming in the first quarter. And I might remind you another big piece of that is the restricted stock acceleration of some of the worth that Keith already had. So that’s a piece of that as well.
Alex Arrow — Lazard Capital Markets — Analyst
All right. Okay. And then last thing, you mentioned more depreciation in ‘06. The 35 million CapEx I understand for the new facility. You said we probably would have questions about the more depreciation. What can you tell us about that source of that additional depreciation?
Cindy Lucchese — Thoratec Corporation — CFO
The main thing is, we talked about the fact that we’re going to have an increase in our capital expenditures next year. And about two-thirds of it relates to the new facility here in Pleasanton, along with a small piece for our facility at ITC. And that’s as a result of those increased capital expenditures, then we’re obviously going to have increased depreciation. And we were just trying to give you an idea of what that amount would be.

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
Alex Arrow — Lazard Capital Markets — Analyst
Okay. And it is on an ongoing basis into ‘07 as well, not just in ‘06?
Cindy Lucchese — Thoratec Corporation — CFO
That’s correct.
Alex Arrow — Lazard Capital Markets — Analyst
Okay. Thank you very much.
Operator
Keay Nakae, Unterberg.
Keay Nakae — Unterberg — Analyst
Hi. First question is on the bridge arm of the pivotal study. At what point will you talk about the data from that study? Will you mention anything at the time that you file, or will we have to wait for a conference in the fall? What’s your plan on that?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
I’m sorry, Keay, this is Jeff. I didn’t get the first part of your question. Could you please repeat that again?
Keay Nakae — Unterberg — Analyst
Publicly talking about the clinical results from the bridge arm of the pivotal study.
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
Ok, yes. You know, we’ve been advised by the physicians on our advisory board that have been reviewing the safety data, that this would probably be something that we would want to get into the literature. So, we’re going to make sure that we get this into a manuscript that we can get into publication, which will limit the amount that we can talk about until it gets into publication. They feel it is important enough to get that in, so it can get out to the referring physician community. So, that is going to kind of gate what we can talk about at a detail level. Obviously, there will be information within our submission, and then finally within our IFU when we do get approval, as well. And we’ll continue to try to report on data as quickly as possible, as prudently as possible. So, I know that’s not a specific date, but I really think this is important enough and the results are strong enough, that we’re going to want to get that into a peer review journal.
Keay Nakae — Unterberg — Analyst
Right. We can appreciate that, but also appreciate the timing that that might take. So, should we expect to see even top level results at next year’s AHA? Or this year’s AHA in November?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
Yes, I mean, that’s once again, all part of this publication strategy, that we’re going to need to work through our investigators with first to make sure that we don’t jeopardize publication. We will be able to talk about at, a macro level, where we are. I’m just concerned about giving you a specific target today, given that we haven’t resolved that issue.

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
Keay Nakae — Unterberg — Analyst
Okay.
Keith Grossman — Thoratec Corporation — Director
Keay, this is Keith. We’ve dealt with this in the past. And it is disclosure around these trials is always difficult for the reasons Jeff has articulated. But I also think it is certainly going to be our aim as a Company to — as we have in the past, to try to inform investors on at least the big strokes. On those things that define a successful outcome or otherwise, when we make the submission. So, at least our aim will be, when we make a submission as a Company, to be able to talk about the things that you’re interested in hearing about, and answer the big questions without, as Jeff says, putting in jeopardy a very important publication. So, my hope is certainly there is a way to accomplish both goals, and that will be what we strive for.
Keay Nakae — Unterberg — Analyst
Okay, great. Appreciate that. Second, on the pace of DT enrollment. Let’s assume you increase the number of centers to 40, and assuming there is no change in status quo. When might you expect to complete enrollment of the 200 randomized patients in the DT arm?
Gary Burbach — Thoratec Corporation — President & CEO
I think it is a little too early to project an exact date. As I mentioned, there is really 2 things that we’re looking to do to accelerate that pace of enrollment. 1 is broadening the number of centers that we have participating in the trial. The other is to engage these heart failure specialists, where we’re making this additional investment, expanding that from a group of 5 to a group of 10 to help make the existing centers more productive, gaining access to more patient referrals. So, I think over the course of the next few months, we’ll get some more insight into those initiatives, and start to gain some stronger perspective into that enrollment process, and kind of what that total time line is looking like.
Keay Nakae — Unterberg — Analyst
Okay. So, we’ll wait on that. And then give us some color on the early roll-out of HeartMate II in Europe. I know you talked about it being a controlled roll-out. But in terms of cannibalization of your current product line, the XVE is clear. But to what extent do you see this cannibalizing the IVAD, and then also perhaps the PVAD, given the fact that it is a less complicated surgery than the XVE?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
Okay, this is Jeff. I don’t expect it to have a significant cannibalization on the PVAD. Just given the HeartMate II is really meant for a longer term patient indication, and a longer term bridge or destination therapy. Versus the PVAD, clearly is an intermediate bridge to transplant device, and is used such in Europe. So we don’t expect the cannibalization on that end. We also — the PVAD is a biventricular and the HeartMate II is only an LVAD. So once again, there is a mismatch, and a significant portion of our implants in Europe are biVADs, in those 2 product lines - in the IVAD and the PVAD product line. So I think that gives you a little bit of background on where we see that. It is a market where we don’t see as much organic growth as we do in the U.S. on long-term support in the short-term. It is also a market where we didn’t have nearly as much experience in the pilot phase as we’ve had in the United States. And I think it is our strategy to make sure that we get comparable results in Europe as we’ve had in the U.S. to solidify a strong brand position.
Keay Nakae — Unterberg — Analyst
Okay, great. And then finally, just some further questions about both the cap program and the substudy. In your response to the earlier question on the cap program, is there a limit on the aggregate number of additional patients that can be enrolled under the cap protocol?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
It is not necessarily a predetermined number. I think our philosophy is that we want to continue to be able to — for people to continue to gather data on the device, between the time that we finish the trial and the time that we get approval, at a comparable rate, as they were getting that experience today. And so that will be part of our negotiation and discussions with the FDA going forward. And we expect those to be fruitful given the results that we’ve had to date, the excitement in our investigators on how well the trial is going, and the additional data that the FDA is going to be able to review, based on that cap protocol.
Keay Nakae — Unterberg — Analyst
And are there limits on either the number of patients you can enroll in the small body mass arm, or the replacement pump for the DT part of the trial?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
There are not.
Keay Nakae — Unterberg — Analyst
Okay. So you can continue to enroll those as long as that study arm is open?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
That’s correct.
Keay Nakae — Unterberg — Analyst
Okay.
Gary Burbach — Thoratec Corporation — President & CEO
As long as the destination therapy study is open.
Keay Nakae — Unterberg — Analyst
Okay, great. Thanks.
Operator
Mimi Pham, HSBC.
Mimi Pham — HSBC — Analyst
Hi, good evening. With VAD becoming more acceptable therapy, is there any way to quantify the number of new centers implanting any of your VADs in 2005 relative to 2004? And is this a number that should continue to increase in 2006, or does this sort of a set number of implanting centers stay constant?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
I would say, Mimi, that there was some growth in new centers, but it is not a large impact to our business, nor do we expect it to be a large impact in 2006.
Mimi Pham — HSBC — Analyst
Okay. And then, remind us again how many total salespeople you have, so we can compare that to the 5 heart center specialists you currently have in the field?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
We currently have in the United States, about a dozen sales reps that are focused around our surgical centers. We have a comparable slightly larger number of clinical specialists that help — that are really directed to helping to improve outcomes and train the nursing staff. And then, we’ll be moving to, hopefully in the first quarter here, up to 10 heart failure people, as part of our pilot phase of that program.
Mimi Pham — HSBC — Analyst
Okay. And then, either — on the guidance for 17 of 13% cardiovascular growth for ‘06, are there any key differences in assumptions for the low end and the high end of the range? It doesn’t sound like the timing for U.S. approval. Is it based on contribution from HeartMate [inaudible] in Europe or anything else we can pinpoint?
Cindy Lucchese — Thoratec Corporation — CFO
Mimi, this is Cindy. No, it isn’t. It is just one of those where we’re trying to give a reasonable range around where we think revenues could come out. So, there is no magic in there.
Mimi Pham — HSBC — Analyst
Okay. And then last question, besides the pivotal data that Keay was asking about, are there any key VAD publications or data at conferences in the pipeline for ‘06 that we can look forward to?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
There’s going to be a refresh of the HeartMate II pilot study results at the IHSLT meeting in Madrid in April. They’ll also go through and talk about improvement in end organ function in these patients. Also, at the IHSLT, not related to HeartMate II, but there will be a presentation of the DT patient selection risk factors from the University of Minnesota, that Gary referred to in his comments. Talking about patient selection indicators that lead to better outcomes, based on the destination [inaudible] market experience.
Mimi Pham — HSBC — Analyst
Okay. Thank you very much.
Operator
Chris Pasqual, JP Morgan.
Chris Pasqual — JPMorgan — Analyst
Welcome, Gary.

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
Gary Burbach — Thoratec Corporation — President & CEO
Thank you very much.
Chris Pasqual — JPMorgan — Analyst
Just start with the unit volume in the quarter for VADs. The number came in a little light of what we were expecting. I had to do the back of the envelope math here, it looks like the average revenue per pump sold came in a little bit — too, recognizing you don’t want to talk about individual product lines. Can you just give us some color there on what might have been driving that in the higher price devices?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
I’m not sure how you calculate it on the ASP basis. It is pretty close. I don’t think it has been a significant driver on the VAD side. So it really is just that mix shift between centers, between product types, and between international and the U.S.
Chris Pasqual — JPMorgan — Analyst
And is that what was driving the gross margin that was down sequentially from the previous 2 quarters as well?
Cindy Lucchese — Thoratec Corporation — CFO
Chris, it is Cindy. Gross margin was roughly — it wasn’t down significantly. So it was fairly close. If you look at what we had Q3 of ‘05 was 61.9%, we were 61.1%. So it is fairly close.
Chris Pasqual — JPMorgan — Analyst
Okay. With regard to the clinical trial, what clinical value do you see these nonrandomized HeartMate II patients serving at some point, if any? Is there any chance that these could be part of an amended filing as you accumulate all of these different patients?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
Well, I’m not sure I want to comment on potential regulatory strategies as we go forward because it is a pretty fluid environment, and we view this as 1 of our core competencies, and kind of a proprietary competitive advantage that we have in this market. I can tell you that we have always taken an opportunity to review the regulatory landscape, and come up with approaches that, just like our trial design, are innovative and advanced the field faster than others. And we’ll use all of the data that we have available to try to evaluate as we move forward in the DT arm, a way to get to an approval as quickly as possible.
Chris Pasqual — JPMorgan — Analyst
And how many centers right now are enrolling DT?
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
I’m not sure we get into the specifics. We’ve got — of who’s been enrolling. But we have 25 centers in the initial tranche that we went through, moving that up to 40 centers. Once again, in a controlled way to make sure that people are adequately trained in getting through their IRB and contracting process. So that will be over time, over the next quarter or so to get up to that number of enrolling centers.
Gary Burbach — Thoratec Corporation — President & CEO

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
Certainly a major focus here for the first half of the year.
Chris Pasqual — JPMorgan — Analyst
But the full 25 are approved to do both bridge and destination therapy, is that correct?
Gary Burbach — Thoratec Corporation — President & CEO
We have approval to enroll up to 40 on both sides of the study.
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
We have the approval to go up to 40 on the destination therapy side since the beginning of the protocol. It really is — part of our core operating philosophy is making sure that we have the best situation for positive patient outcomes, give the technology and the center and the patient the best possible chance. And so we’re very meticulous on how we approach bringing new sites onboard so that we stay in control. I think that’s something that’s really worked well for us, and will continue going forward.
Chris Pasqual — JPMorgan — Analyst
Okay. Thanks, and then just lastly on Vectra. You mentioned the renegotiation or the negotiation with Bard. Can you give us some color there? It was a product that had 1 of its strongest quarters and kind of where you see that going, and what the opportunity is there?
Cindy Lucchese — Thoratec Corporation — CFO
Yes, Chris. Where we see it going basically, is that that’s — number 1, it is a very small amount of our revenue, as you probably are aware. It was a 1 time payment. The payment itself was pretty hefty. That’s what was driving the big sales increase. But from a volume perspective, we see that volume probably staying flat to declining as time goes by. So that was an unusual 1 time payment.
Chris Pasqual — JPMorgan — Analyst
Okay, thanks, guys.
Operator
Mike Duncan, Natexis Bleichroeder.
Mike Duncan — Natexis Bleichroeder — Analyst
Hi. I was wondering if you can discuss SG&A leverage? It was up only 5% this quarter, which is pretty modest given the referral sales force adds.
Jeff Nelson — Thoratec Corporation — President — Cardiovascular Division
Yes, I can speak to that. I think what you’re seeing in part of that line is an investment in expanding our sales and marketing, prospectively. So, we made decisions throughout the course of the year to invest in the business as we saw growth. That really started showing up in Q4, and will continue into 2006.
Mike Duncan — Natexis Bleichroeder — Analyst

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call
And then as far as catalysts for the cardiovascular growth in 2006, this past year, there was kind of several catalysts that drove the growth. I’m wondering if the conservative guidance is more a factor of lack of catalyst as opposed to anything being fundamentally wrong?
Gary Burbach — Thoratec Corporation — President & CEO
We certainly don’t think there is anything fundamentally wrong. And as we mentioned, there were some 1 time events in ‘05, particularly the IVAD launch, where customers are placing initial orders to get that product into their facility. We don’t have a similar event like that this year. Well, we’re expecting to have that kind of an event with the launch of HeartMate II in 2007. So, this year, the growth is really driven by increasing implant activity across the range of our products. And I think as you saw, especially when you consider the growth, kind of removing that kind of difference, kind of year to year, that there is still quite healthy growth, from 2005 was very successful in terms of growth. We expect 2006 to also be an exciting year in terms of VAD growth.
Mike Duncan — Natexis Bleichroeder — Analyst
Okay. And then Gary, I was wondering if you could just — you’ve only been there for 2 weeks but I was wondering if you could just give some early thoughts on Thoratec, versus your expectations before you came in.
Gary Burbach — Thoratec Corporation — President & CEO
I guess so far, so good. So far, in terms of — I’ve had an opportunity to visit a variety of the facilities, spend time with a pretty broad range of our employees. I spent a little time over the weekend at the Society of Thoracic Surgery Meeting, so I’ve had the opportunity to meet with some of our physician customers. And so far, everything kind of bears out to my expectations coming in terms of I think a great set of products and leading edge technology. I think a significant amount of enthusiasm with those physicians that I’ve had an opportunity to meet with, especially around the HeartMate II. And as I mentioned in my comments, a tremendous asset in terms of the group of employees here. There is a significant level of dedication and tenure and experience that, as you look kind of beyond the very near-term to kind of the mid-term and the long-term, it is easy to get kind of focused up on the pump, and the technology of our pump, versus kind of various start-ups, and competitors that are trying to bring products to market. But as Jeff mentioned around clinical trial experience, and along a host of other dimensions, I think Keith and Jeff and Larry and the team here really have done an excellent job of building kind of a broadly-based set of capabilities and very defensible advantages that put us in very good stead as we look, not only at 2006, which we’ve been talking a lot about, but equally importantly as we look at 2007 and beyond.
Mike Duncan — Natexis Bleichroeder — Analyst
Great. Thank you.
Operator
That concludes the question-and-answer session. At this time, I would like to turn the conference back over to Mr. Burbach for any additional or closing remarks.
Gary Burbach — Thoratec Corporation — President & CEO
Okay. Very good. Thank you, operator. And thank you, everyone, for your time this afternoon. I know we ran a little bit longer than usual. So, really appreciate your patience, and obviously your interest in Thoratec. Obviously, I’m very excited to be here. I’m looking forward to moving things forward with the team. And look forward to discussing our progress over the course of the coming months. Thanks very much.
Operator
And that does conclude today’s teleconference. We’d like to thank you for your participation, and have a great afternoon.

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Final Transcript
Jan. 31. 2006/1:30PM, THOR — Q4 2005 Thoratec Corporation Earnings Conference Call

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